Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of AXA Premier VIP Trust of our report dated February 15, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report to Shareholders of the EQ Advisors Trust, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 22, 2007